Exhibit 10.5

June 11, 2018

Landcadia Holdings, Inc.

1510 West Loop South

Houston, Texas 77027

Re:	Letter Agreement Dated as of August 23, 2016

Gentlemen:

Reference is made to that certain letter (the “Letter Agreement”), dated as of August 23, 2016, by and between Landcadia Holdings, Inc., a Delaware corporation (the “Company”), and G. Michael Stevens, that was delivered in accordance with the Underwriting Agreement, dated May 25, 2016, among the Company, Jefferies LLC and Deutsche Bank Securities, Inc., as representatives of the several underwriters, relating to the Company’s initial public offering (the “IPO”).

On May 30, 2018, the Company received approval of its stockholders to (i) amend the Company’s second amended and restated certificate of incorporation to extend the date by which the Company must consummate an initial business combination from June 1, 2018 to December 14, 2018 and (ii) amend the Investment Management Trust Agreement, made effective as of May 25, 2016, by and between the Company and Continental Stock Transfer & Trust Company (“Continental”), to extend the date on which Continental must liquidate the trust account established in connection with the IPO if the Company has not completed a business combination from June 1, 2018 to December 14, 2018.

This letter (this “Amendment”) amends the Letter Agreement, effective as of May 31, 2018, to provide that December 14, 2018 is the date by which the Company must complete a business combination or cease all operations and redeem shares of its common stock in accordance with the Company’s amended and restated certificate of incorporation.

In acknowledgment and consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mr. Stevens hereby agrees with the Company as follows:

1. The Letter Agreement is hereby amended by deleting the numbered item 2 in its entirety and replacing it with the following:

“The undersigned hereby agrees that in the event that the Company fails to consummate a Business Combination (as defined in paragraph 9 hereof) by December 14, 2018 or such later period approved by the Company’s stockholders in accordance with the Company’s second amended and restated certificate of incorporation, he or she shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the Common Stock sold as part of the Units in the Public Offering (the “Offering Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (as defined in paragraph 9 hereof) including interest (less taxes payable and up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding Offering Shares, which redemption will completely extinguish all Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and other requirements of applicable law. The undersigned agrees that he or she will not propose any amendment to the Company’s second amended and restated certificate of incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of the Offering Shares if the Company does not complete a Business Combination by December 14, 2018, unless the Company provides its public stockholders with the opportunity to redeem their shares of Common Stock upon approval of any such amendment at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest (which interest shall be net of taxes payable), divided by the number of then outstanding Offering Shares.

The undersigned acknowledges that he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the Founder Shares. The undersigned hereby further waives, with respect to any Founder Shares or shares of Common Stock held by him or her, any redemption rights he or she may have in connection with a stockholder vote to amend the Company’s second amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the shares of Common Stock if the Company does not complete a Business Combination by December 14, 2018. The undersigned hereby further waives, with respect to any Founder Shares or shares of Common Stock held by him or her, any redemption rights he or she may have in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of a stockholder vote to approve such Business Combination or in the context of a tender offer made by the Company to purchase shares of Common Stock. The undersigned shall be entitled to redemption and liquidation rights with respect to any shares of Common Stock he or she holds if the Company fails to consummate a Business Combination by December 14, 2018.”

2. The Letter Agreement is hereby amended by deleting paragraph (a) of numbered item 4 in its entirety and replacing it with the following:

“The undersigned hereby agrees not to participate in the formation of, or become an officer or director of, any other blank check company that unless and until the Company has entered into a definitive agreement with respect to a Business Combination or the Company has failed to complete a Business Combination by December 14, 2018.”

3. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Amendment shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

4. This Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature Page Follows]

The remaining provisions of the Letter Agreement are otherwise restated and incorporated herein.

Sincerely,

/s/ G. Michael Stevens
G. Michael Stevens

Acknowledged and Agreed:

Landcadia Holdings, Inc.

By:	/s/ Steven L. Scheinthal
Name: Steven L. Scheinthal
Title: Vice President